BioRestorative Therapies Prices $23 Million Public Offering and Uplisting to the Nasdaq Capital Market

Common stock will begin trading on The Nasdaq Capital Market under the ticker symbol “BRTX” November 5, 2021

MELVILLE, N.Y., Nov. 04, 2021 (GLOBE NEWSWIRE) -- BioRestorative Therapies, Inc. (the “Company") (NASDAQ: BRTX ), a life sciences company focused on adult stem cell-based therapies, today announced the pricing of the underwritten public offering of 2,300,000 units, each consisting of one share of its common stock and a warrant to purchase one share of its common stock at a per unit price of $10.00. The warrants have a per share exercise price of $10.00, are exercisable immediately, and expire five years from the date of issuance. The aggregate gross proceeds from the offering are expected to total $23 million, before deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company and without giving effect to proceeds from any subsequent exercise of warrants.

As a result of the offering, the Company’s common stock will become listed on the Nasdaq Capital Market and will trade under the ticker symbol “BRTX” beginning November 5, 2021. The offering is expected to close on or about November 9, 2021, subject to customary closing conditions. In addition, the Company has granted to the underwriters of the offering a 45-day option to purchase up to 345,000 additional shares and/or additional warrants to purchase up to 345,000 shares of common stock to cover over-allotments, if any.

Roth Capital Partners is acting as sole manager for the offering.

“BioRestorative Therapies’ advancement to The Nasdaq Capital Market continues a year of growth and accomplishment for our company during which time we emerged from Chapter 11 reorganization, transformed our business, strengthened our financial position and enhanced our IP position” said Lance Alstodt, President and Chief Executive Officer of BioRestorative.

The securities described above are being sold by BioRestorative Therapies pursuant to a registration statement on Form S-1 (Registration No. 333-258611) that was previously filed by BioRestorative Therapies with the Securities and Exchange Commission (the “SEC”) and declared effective on November 4, 2021 and an additional registration statement filed pursuant to Rule 462(b), which became effective upon filing. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of the written prospectus forming part of the effective registration statement. Electronic copies of the accompanying prospectus may be obtained, when available, by contacting Roth Capital Partners, 888 San Clemente, Newport Beach, CA 92660, Attn: Prospectus Department, telephone: 800-678-9147, or email at rothecm@roth.com, or by visiting the SEC’s website at http: www.sec.gov.

About BioRestorative Therapies, Inc.

BioRestorative Therapies, Inc. (www.biorestorative.com) develops therapeutic products using cell and tissue protocols, primarily involving adult stem cells. Our two core programs, as described below, relate to the treatment of disc/spine disease and metabolic disorders:

• Disc/Spine Program (brtxDISCTM): Our lead cell therapy candidate, BRTX-100, is a product formulated from autologous (or a person’s own) cultured mesenchymal stem cells collected from the patient’s bone marrow. We intend that the product will be used for the non-surgical treatment of painful lumbosacral disc disorders or as a complementary therapeutic to a surgical procedure. The BRTX-100 production process utilizes proprietary technology and involves collecting a patient’s bone marrow, isolating and culturing stem cells from the bone marrow and cryopreserving the cells. In an outpatient procedure, BRTX-100 is to be injected by a physician into the patient’s damaged disc. The treatment is intended for patients whose pain has not been alleviated by non-invasive procedures and who potentially face the prospect of surgery. We have received authorization from the Food and Drug Administration to commence a Phase 2 clinical trial using BRTX-100 to treat chronic lower back pain arising from degenerative disc disease.

• Metabolic Program (ThermoStemR): We are developing a cell-based therapy candidate to target obesity and metabolic disorders using brown adipose (fat) derived stem cells to generate brown adipose tissue (“BAT”). BAT is intended to mimic naturally occurring brown adipose depots that regulate metabolic homeostasis in humans. Initial preclinical research indicates that increased amounts of brown fat in animals may be responsible for additional caloric burning as well as reduced glucose and lipid levels. Researchers have found that people with higher levels of brown fat may have a reduced risk for obesity and diabetes.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materiall y from those projected in the forward-looking statements as a result of various factors and other risks, including, without limitation, those set forth in the Company's latest Form 10-K filed with the Securities and Exchange Commission. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements in this release are made as of the date hereof and the Company undertakes no obligation to update s uch statements.

Contact:

Email: ir@biorestorative.com